Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 19, 2010 (except for Note 1 — Earnings (loss) per common share, as to which the date is May 27, 2010), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-167193) and related Prospectus of Ply Gem Holdings, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Raleigh, North Carolina
August 4, 2010